Exhibit 5.1

November 11, 2010

China BCT Pharmacy Group, Inc.
No 102 Chengzhan Road
Liuzhou City
Guangxi Province, PRC

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to China BCT Pharmacy Group, Inc, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1, as amended (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the resale of an aggregate of 5,630,575 shares (the "Shares") of the common stock, par value $.001 per share, of the Company (the "Common Stock") by the selling stockholders named therein. The Shares include (i) 2,111,235 shares of Common Stock issuable upon exercise of warrants to purchase the Company’s Common Stock (the “Warrants”) and (ii) 3,519,340 shares of Common Stock currently issued and outstanding (the “Outstanding Shares”)

The opinions set forth are given at the request of the Company pursuant to Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.  We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or competency of such factual statements.

November 11, 2010

Based on our examination mentioned above, we are of the opinion that the Shares underlying the Warrants and being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

Additionally, based on our examination mentioned above, we are of the opinion that the Outstanding Shares are duly authorized, legally issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/McKenna Long & Aldridge_____________________
McKenna Long & Aldridge LLP